Exhibit 10.47
December 12, 2016
Ms. Rebecca Cranna
Chief Financial Officer
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, MD 20814

Dear Ms. Cranna,
This notice serves to inform you that the relevant committee of the TerraForm Power Board of Directors has approved the Company to pay the 2016 bonuses by March 15, 2017.
Your current bonus target is 60% (plus 12.5% as a bonus enhancement for 2016) with a maximum of 120% of your annual base salary.
In appreciation of your great efforts to support the Company, except in case you voluntarily resign from SunEdison, do not accept an offer of employment by the Company or one of its affiliates, voluntarily resign from the Company or its relevant affiliate after you become its employee, or are dismissed for Cause (as defined in TerraForm Power’s Amended and Restated 2014 Long-Term Incentive Plan), we hereby confirm that you will receive your bonus at least at your target level by March 15, 2017.
Nothing in this letter creates an employment contract or affects your status (once you join the Company) as an at-will employee (subject to the terms of any written employment agreement to the contrary). Your becoming a Company employee is also subject to compliance with applicable law.
Please reach out to the Human Resources department if you have any questions regarding the 2016 Variable Compensation Plan or payment.
Sincerely,

/s/ Peter Blackmore
Peter Blackmore
Chairman and Interim Chief Executive Officer

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com